Exhibit 19.1
GE HEALTHCARE TECHNOLOGIES INC.
SECURITIES TRADING POLICY
Amended as of June 24, 2025
I.Purpose
To describe the standards concerning the handling of non-public information relating to GE HealthCare Technologies Inc. and its subsidiaries (the “Company”) and the buying, selling, and other trading of securities of the Company.
II.Persons Affected and Prohibited Transactions
This Policy applies to all directors, executive officers1, and all other employees of the Company. This Policy also applies to others, such as contractors or consultants who have access to material nonpublic information, whom the Company has notified (together with directors, executive officers, and all other employees, “Company Personnel”). The restrictions set forth in Part V (blackout periods) and Part VI (pre-clearance) apply only to the persons specified in those sections. If you are unsure whether you are subject to the restrictions set forth in Parts V or VI, please contact the Company’s General Counsel or the Chief Securities and Governance Counsel (or their designees).
This Policy also applies to your spouse, minor children, anyone else living in your household, and any family member who does not live in your household but whose transactions in Company securities are subject to your influence or control (collectively, “Family Members”), and partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor, investment funds or other similar vehicles with which you are affiliated if there is no information wall in place between you and the members of the fund, and any other entities controlled, influenced, or managed by you and your Family Members (collectively with Family Members, “Related Parties”). For the avoidance of doubt, all restrictions under this Policy that are applicable to you are also applicable to your Related Parties. You are responsible for compliance with this Policy by your Related Parties.
For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls; derivative securities based on securities of the Company; gifts of Company securities; loans of Company securities; hedging transactions involving or referencing Company securities; contributions of Company securities to a trust; sales of Company
1     The term “executive officers” for purposes of this Policy means all persons meeting the definition of “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other executive officers of the Company identified in its public filings with the U.S. Securities and Exchange Commission (the “SEC”).

stock acquired upon the exercise of stock options; broker-assisted cashless exercises of stock options; market sales to raise cash to fund the exercise of stock options; and trades in Company stock made under an employee benefit plan, such as a 401(k) plan. Conversely, references to “trading” or to “transactions in securities of the Company” do not include the exercise of stock options if no shares are to be sold or if there is a net exercise; the vesting of stock options, restricted stock, or restricted stock units; the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units; transferring shares to an entity that does not involve a change in the beneficial ownership of the shares; sales of securities as a selling stockholder in a registered public offering in accordance with applicable securities laws; or any other purchase of securities from the issuer or sales of securities to the issuer in accordance with applicable securities and state laws.
III.Policy Statement
If you possess material nonpublic information (as further discussed below) relating to the Company, neither you nor any of your Related Parties may:
•effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) as described in Part VII below) or engage in any other action that takes advantage of that information;
•pass that information on to any person outside the Company, except as permitted under applicable Company policies and procedures;
•suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of that information; or
•assist anyone engaged in any of the foregoing activities.
This Policy will continue to apply after termination of employment to the extent that you are in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.
This Policy also applies to information obtained in the course of employment with, or by serving as a director of, the Company relating to any company that has a preexisting or prospective relationship with the Company, including:
•our customers or suppliers,
•any entity with which we may be negotiating a major transaction or business combination, or

•any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.
    Neither you nor any of your Related Parties may effect transactions in the securities of any such company while in possession of material nonpublic information concerning that company obtained in the course of employment with, or by serving as a director of, the Company. You should also be aware that insider trading may include situations where, among other things, the individual trades in the securities of other companies that are economically-linked to the Company (e.g., competitors) based on material nonpublic information concerning the Company or its securities obtained in the course of employment with, or by serving as a director of, the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or very small transactions are no exception.
Material Information. Information is “material” if there is a substantial likelihood that a reasonable investor would view it as significantly altering the total mix of available information or would consider it important in making an investment decision. Materiality with respect to contingent or speculative events depends upon a balancing of the probability that the event will occur and the magnitude of the anticipated impact on the Company’s business, operations, and financial condition. Thus, information concerning an event that would have a large effect on stock price, such as a merger, might be material even if the possibility that the event will occur is relatively small.
Although a materiality judgment depends on a weighing of both quantitative and qualitative factors in light of all the circumstances, certain types of information carry a greater likelihood of being deemed material than others. Higher risk categories include information concerning:
•Revenues, earnings, margins, cash flows, and other financial results and forecasts,
•Liquidity, capital, and leverage metrics and targets,
•Significant acquisitions, dispositions, or other transactions,
•Reorganizations, impairments, charges, or restatements to historic financial results,
•Changes in credit ratings,
•Dividend policies, the declaration of a stock split, or the proposed or contemplated issuance, redemption, or repurchase of securities,

•Changes in senior leadership or the board of directors, or involving the Company’s stockholders,
•Significant lawsuits, claims, or investigations,
•Significant cybersecurity-related events,
•Tax rates, and
•Audit matters.
20-20 Hindsight. Remember, if your transaction in Company securities becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.
Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, you must not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.
When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the SEC, and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the first full business day after the information is released. Thus, if information is released during the trading day or after the closing of the market on a Monday, trading should not take place until Wednesday. However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the next business day following the day of release. The fact that rumors, speculation, or statements attributed to sources other than the Company are public might be insufficient to be considered widely disseminated even when the information is accurate.
Transactions under Company Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below), it does apply to the sale of common stock received upon exercise. This Policy does apply, however, to the sale as part of a broker-assisted cashless exercise of a stock option and any market sale for the purpose of raising cash to fund the exercise of an option or to pay taxes. This Policy also applies to the following elections under a 401(k) plan:
•increasing or decreasing periodic contributions allocated to the purchase of Company securities;
•intra-plan transfers of an existing balance in or out of Company securities;

•borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
•pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.
Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, executive officer, and every other employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.
You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public, and taking extra care when distributing such information electronically.
IV.Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, Company Personnel and their Related Parties are prohibited from engaging in any of the following activities with respect to securities of the Company:
•Purchases of securities of the Company on margin. You may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company in margin accounts.
•Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and executive officers from selling Company securities short. This Policy expands this prohibition to cover all other employees.
•Buying or selling puts, calls, options, or other derivatives in respect of securities of the Company. This prohibition extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of the Company.
•Short-term trading (i.e., selling any Company securities of the same class during the six months following a purchase, or purchasing any Company securities of the same class during the six months following a sale). Short-term trading of Company securities may unduly focus Company Personnel on the Company’s short-term stock market performance instead of the Company’s long-term business objectives, and frequent trading in Company securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events.
Company Personnel and their Related Parties are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities whether they are (1) granted to you by the Company as part of your compensation or (2) otherwise held, directly or indirectly, by you.
No Pre-clear Person (as defined below) or their Related Parties may place any standing or limit orders other than as established in connection with a Rule 10b5-1 plan as described in Part VII below. Although Company Personnel other than Pre-clear Persons may place standing or limit orders other than in connection with a Rule 10b5-1 plan, you should use extreme caution if you engage in standing or limit orders because you might become aware of material non-public information after establishing an order. This could lead to inadvertent trading while in possession of material non-public information.
V.Blackout Periods – For Directors, Executive Officers, and Certain Other Designated Personnel
The Company’s announcement of quarterly or annual financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, executive officers, or others are trading while aware of material nonpublic information, all directors, executive officers, and certain other persons who are or may be expected to be aware of quarterly financial results of the Company before they are made public and are informed by the General Counsel or the Chief Securities and Governance Counsel (or their designees), and their respective Related Parties, will be subject to quarterly blackouts on trading.
The Company’s “blackout period” in relation to the publication of its annual and quarterly results starts on the fifteenth (15th) day of the last month of every fiscal quarter, except that if the fourteenth (14th) day falls on a weekend or a day on which the Nasdaq stock market is closed for the entire day for purposes of trading securities, then the blackout period starts on the day after the last day that the Nasdaq stock market is open before the fifteenth day. The blackout period ends after one full trading day has elapsed following the release of the Company’s earnings results for that quarter. In certain instances, the Company may impose a different blackout period for all or a portion of Company Personnel, to the extent and during the periods as the General Counsel and the Chief Securities and Governance Counsel (or their designees) may direct, including as required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations. In such cases, affected directors and/or employees will receive notification of this blackout period.
During these blackout periods, directors, executive officers, as well as other employees designated by the Company, generally including those who may have access to financial information about the Company before it has been made public, and their Related Parties, are prohibited from effecting transactions in securities of the Company. Persons who should observe the blackout period will be notified that they are subject to the blackout period.
The blackout periods described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the regularly quarterly blackout periods and, accordingly, may notify you of additional closed periods at any time. Those subject to blackout period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-blackout period. Such persons should avoid disclosing to others the fact that they have been prohibited from trading. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.
The prohibition described in this Part V also applies to gifts of Company securities and contributions of Company securities to a trust, except as otherwise outlined above under Part II of this Policy. The prohibition does not apply with respect to a public offering of Company securities specifically authorized by the Company’s board of directors or duly authorized board committee.
See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
VI.Pre-Clearance of Securities Transactions
To provide assistance in preventing inadvertent violations of the law (which could result, for example, from failure by directors and executive officers to comply with reporting and other obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction, all transactions in securities of the Company by the following persons and their Related Parties must be pre-cleared by the Company’s General Counsel or the Chief Securities and Governance Counsel (or their designees):
•directors;
•executive officers; and

•any other persons who are expressly informed by the General Counsel or the Chief Securities and Governance Counsel (or their designees) that they must pre-clear all transactions in securities of the Company
(collectively, the “Pre-clear Persons”).
Pre-clear Persons must inform the General Counsel and the Chief Securities and Governance Counsel (or their designees) at least two business days (or such shorter period as the General Counsel or the Chief Securities and Governance Counsel (or their designees) may determine) in advance of effecting any transaction and may not effect any transaction unless given clearance to do so. Clearance, if granted, will be valid for three business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within that three-business day period, the transaction must again be pre-cleared.
To the extent that a material event or development affecting the Company remains nonpublic, a Pre-clear Person will not be given permission to effect transactions in securities of the Company. The Pre-clear Person may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.
Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.
See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
VII.10b5-1 Plans.
SEC Rule 10b5-1 provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented, and all of the procedural conditions of the rule must be satisfied to avoid liability. Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party.
Any Rule 10b5-1 plan adopted must comply with any rules or regulations related to Rule 10b5-1 plans promulgated by the SEC or any other regulatory authority. The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when, or whether to effect transactions. A Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price, and date) and would otherwise not permit the insider to exercise any subsequent influence over how, when, or whether to effect the sales. The Rule 10b5-1 plan must be adopted in good faith and not as part of a plan or scheme to evade the federal securities laws, the person adopting the Rule 10b5-1 plan must act in good faith with respect to the Rule 10b5-1 plan, the person must not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 plan, and the first trade under the Rule 10b5-1 plan must not occur until the expiration of the statutory cooling-off period. Any director or executive officer (and/or their Related Parties) entering into a Rule 10b5-1 plan will be required to execute a certain certification relating to the Rule 10b5-1 plan, and the material terms of the Rule 10b5-1 plan, other than with respect to price, will be required to be disclosed in the Company’s periodic report for the quarter in which the Rule 10b5-1 plan is adopted, amended, or terminated. Certain restrictions on overlapping and single-trade plans also apply. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.
The Company will treat the creation, modification, or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part V of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan, however, will not be subject to the blackout periods under Part V of this Policy.
The Company will treat the creation, modification, or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified, or terminated. Persons wishing to enter into a Rule 10b5-1 plan must obtain approval of entry into any such plans or arrangements from the Company’s General Counsel or the Chief Securities and Governance Counsel (or their designees) and must follow any separate processes and procedures related to Rule 10b5-1 plans that the Company may establish from time to time. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act for persons subject to those regulations.
VIII.Interpretations
The General Counsel and the Chief Securities and Governance Counsel in the Global Law & Policy group are responsible for interpreting this Policy. Remember that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment and ask before acting if you are unsure.
IX.Company Transactions

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.
X.Certification
All directors and executive officers subject to this Policy will be required to certify periodically their understanding of and intent to comply with this Policy.